                                                                    EXHIBIT 4.51

                             CONTRIBUTION AGREEMENT

         This Contribution Agreement is made and entered into this ___ day of October, 2001 by and among OSS/BG, LLC, a Delaware limited liability company ("Company"), OS SEA, INC., a Florida corporation ("Outback"), BONEFISH GRILL, LLC, a Florida limited liability company ("BGL"), BONEFISH GRILL HOLDINGS, INC., a Florida corporation ("BGH"), TIMOTHY V. CURCI, an individual residing in the State of Florida ("Curci") and CHRISTOPHER L. PARKER, an individual residing in the State of Florida ("Parker"). Curci and Parker are hereinafter individually and collectively referred to as the "BG Principals". BGL, BGH, and the BG Principals are hereinafter individually and collectively referred to as the "BG Persons". All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Company Agreement (as defined below).

                                    RECITALS

1. Outback and BGL have formed the Company pursuant to that certain Limited Liability Company Agreement of even date herewith ("the Company Agreement"); and

2. Curci and Parker are the only shareholders of BGH, with Curci and Parker each owning fifty percent (50%) of the issued and outstanding shares of capital stock of BGH; and

3.       BGH owns one hundred percent (100%) of the member interests of BGL; and

4. BGL owns (i) one hundred percent (100%) of the member interests of Bonefish Grill of St. Petersburg, LLC, a Florida limited liability company ("St. Pete"), and (ii) one hundred percent (100%) of the member interests of Bonefish Grill of Safety Harbor, LLC, a Florida limited liability company ("Safety Harbor") and (iii) fifty one percent (51%) of the member interests of Bonefish Grill of Sarasota, LLC, a Florida limited liability company ("Sarasota"). St. Pete, Safety Harbor and Sarasota are sometimes herein individually referred to as a "Subsidiary" and collectively as the "Subsidiaries".

5. St. Pete, Safety Harbor and Sarasota each own and operate one "Bonefish Grill" restaurant at the following respective locations: 5901 4th Street North, St. Petersburg, Florida 33703; 2519 McMullen Booth Road, Clearwater, Florida 33761 and 3971 S. Tamiami Trail, Sarasota, Florida 34231 (collectively the "Restaurants").

6. BGL desires to contribute to the Company, as its initial capital contribution, all of its member interests in St. Pete, Safety Harbor and Sarasota (which the parties agree have an aggregate value of Seven Million Five Hundred Thousand Dollars ($7,500,000)), and the Company and Outback are willing to accept such contribution, on the terms and conditions of this Agreement.

7. Outback desires to contribute to the Company, as its initial capital contribution, the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000), and the Company and BGL are willing to accept such contributions, on the terms and conditions of this Agreement.

         Now Therefore, intending to be legally bound in consideration of the mutual premises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.       CAPITAL CONTRIBUTION

         1.1 Contribution by BGL. In exchange for BGL's fifty percent (50%) member interest in the Company, BGL hereby contributes, transfers, assigns and conveys to the Company: (i) a one hundred percent (100%) member interest in St. Pete, (ii) a one hundred percent (100%) member interest in Safety Harbor, and

(iii) a fifty one percent (51%) member interest in Sarasota, in each case free and clear of any liens or encumbrances (the "BGL Contributed Assets").

         1.2 Contribution by Outback. In exchange for Outback's fifty percent (50%) member interest in the Company, Outback shall contribute to the Company the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Outback Contributed Assets"). Outback shall contribute the Outback Contributed Assets at such times as required by the Company Agreement.

2.       POST-CLOSING ADJUSTMENT AND RELATED MATTERS

         2.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  2.1(a)   Liability. "Liability" means any direct or indirect
         indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, of any of the Subsidiaries.

                  2.1(b)   Designated Liabilities. "Designated Liabilities"
         means all Liabilities of the Subsidiaries associated with operating expenses of the Subsidiaries for periods on or prior to the Closing Date but not paid on or prior to the Closing Date, including, but not limited to, Liabilities for rents, additional rents, taxes and other items payable under any lease, license, permit, contract or other agreement or arrangement relating to the Restaurants; maintenance; Federal income taxes and any state or local income, profit, sales, excise or franchise taxes (and any penalties or interest due on account thereof); food and beverage (including alcoholic beverages) expenses; employee compensation and benefits; utilities; service and paper goods; cleaning supplies; and similar operating expense items. Designated Liabilities shall not include liability for unredeemed gift certificates. The amounts of such Liabilities shall, to the extent practicable, be prorated as of the Closing Date. If the amount of any of such items is not known on the Closing Date, the proration shall be made as soon as such actual amount becomes known. BGL and the Company agree to furnish each other with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

                  2.1(c)   Designated Assets. "Designated Assets" means the
         following assets of the Subsidiaries:

                  (i) All cash, cash equivalents and other immediately available funds;

                  (ii)     All accounts receivable;

                  (iii) All vendor credits, claims, deposits and prepayments other than deposits with utilities and landlords;

                  (iv) All inventory (the amount of which shall be determined by a physical inventory conducted by BGL and Outback on a date as near as practicable to the Closing Date, or by such other means as BGL and Outback may mutually agree).

         2.2 Post-Closing Adjustment. As soon as practicable after the Closing Date, but in no event more than forty-five (45) days thereafter, Outback shall determine and report in writing to BGL:

                  2.2(a)   the amount of all Designated Assets as of the Closing
         Date; and

                  2.2(b)   the amount of all Designated Liabilities as of the
         Closing Date which were not paid in full prior to the Closing Date.

         Upon receipt of such report, BGL (by notice to Outback as provided herein) shall have a period of ten (10) days in which to object in writing to any portion or item of such report. In the event no objection is timely made, Outback's report shall be final and binding on the parties. If timely objection is made, the chief financial officers of Outback Steakhouse, Inc. and BGL shall meet and attempt to agree on the items to which objection was made. If such persons cannot agree within thirty (30) days from the date of written objection, the items on which agreement has not been reached shall be submitted to a mutually acceptable independent accounting firm for a resolution of such items and whose decision shall be final and binding on the parties. If Outback and BGL are unable to agree on the choice of an independent accounting firm, they will select a nationally recognized firm by lot (after excluding any accounting firms that are not independent of the parties or their respective Affiliates). If the parties submit any unresolved items to an accounting firm as provided in this paragraph, Outback and BGL will share responsibility for the fees and expenses of the accounting firm as follows:

                  (i) if the accounting firm resolves all of the remaining objections in favor of Outback, BGL will be responsible for all of the fees and expenses of the accounting firm;

                  (ii) if the accounting firm resolves all of the remaining objections in favor of BGL, Outback will be responsible for all of the fees and expenses of the accounting firm; and

                  (iii) if the accounting firm resolves some of the remaining objections in favor of Outback and some of the remaining objections in favor of BGL, Outback and BGL will each be responsible for a percentage of the fees and expenses of the accounting firm, such percentage to be equal to the inverse of the percentage that the dollar value of items resolved in favor of such person bears to the total dollar value of disputed items.

         If, as finally determined, the aggregate amount described in SUBSECTION 2.2(A) above exceeds the amount of SUBSECTION 2.2(B), then the Company shall pay such excess to BGL within ten (10) days of such final determination. If, as finally determined, the amount described in SUBSECTION 2.2(B) exceeds the amount of SUBSECTION 2.2(a), then BGL shall pay such excess to the Company within ten
(10) days of such final determination.

         2.3 Gift Certificates. The BG Persons acknowledge the sale of gift certificates by the Subsidiaries. After the Closing Date, the Company or the Subsidiaries shall invoice the BG Principals on a quarterly basis for the face value of all gift certificates which were sold on or prior to the Closing Date and which are redeemed during such quarter or for which the Company is required to escheat. The BG Principals shall pay to the Company or the Subsidiaries, within ten (10) days of receipt, the full amount of such invoices. The obligations of the BG Principals for gift certificates sold on or prior to the Closing Date shall not be subject to any limitation on their indemnification obligations contained in SECTION 9 hereof.

3.       LIABILITIES

         3.1 BGL Obligations Not to be Assumed. As used in this Agreement, the term "BGL Obligations" shall mean and include any direct or indirect indebtedness, liability, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, of BGL. The Company is not assuming any BGL Obligations.

4.       REPRESENTATIONS AND WARRANTIES OF THE BG PERSONS

         The BG Persons each represent and warrant to Company that, each of the following is true and correct in all material respects as of the Closing Date except to the extent identified in disclosure schedules referred to below in this SECTION 4 and attached to this Agreement ("Disclosure Schedule").

         4.1      General.

                  4.1(a)   Organization. BGH is a corporation duly organized,
         validly existing and in good standing under the laws of the State of Florida. Each of BGL and the Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. The Operating Agreements of BGL and the Subsidiaries, attached hereto as EXHIBIT 4.1(A) are true and correct copies thereof, such documents are in full force and effect, and have not been modified or amended in any manner.

                  4.1(b)   Ownership.

                           (i) The authorized capital stock of BGH consists of ten thousand (10,000) shares of common stock, par value $.01, of which 200 shares are issued and outstanding. Curci and Parker each own 100 shares of common stock of BGH. All of the issued and outstanding shares of capital stock of BGH have been duly authorized and validly issued and are fully paid and non-assessable.

                           (ii) BGH is the owner of all of the issued and outstanding member interests in BGL. All of the issued and outstanding member interests in BGL have been duly authorized and validly issued.

                           (iii) BGL is the owner of all of the issued and outstanding member interests in St. Pete and Safety Harbor. BGL is the owner of fifty one percent (51%) of the issued and outstanding member interests in Sarasota. The remaining forty-nine percent (49%) member interest in Sarasota is owned by John L. Mays. All of the member interests of the Subsidiaries have been duly authorized and validly issued.

                           (iv) Except for this Agreement and that certain Shareholders Agreement dated July 1, 2001 by and among BGH, Curci and Parker, and the Operating Agreements of BGL and the Subsidiaries attached hereto as EXHIBIT 4.1(A): (a) no person or entity has any right or option to purchase or acquire any capital stock of BGH or member interest in BGL or any Subsidiary or any interest in any assets of any Subsidiary;
                  (b) there are no voting trusts, shareholders agreements, or other voting arrangements to which any BG Person is a party, and (c) there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating any BG Person to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of or securities convertible or exchangeable for, capital stock of BGH or member interests in BGL or any Subsidiary.

                  4.1(c)   Power. BGL and each of the Subsidiaries have all
         requisite power and authority to own, operate and lease its properties, to carry on its businesses as and where such are now being conducted.

                  4.1(d)   Qualification. BGL and each of the Subsidiaries is
         duly licensed or qualified to do business as a foreign entity, and it is in good standing, in each jurisdiction wherein the character of the properties owned or leased by is, or the nature of its business, makes such licensing or qualifications necessary.

         4.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by BGL or BGH pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary shareholder, director, member or manager action on the part of BGL and BGH. Other than as specifically provided in this Agreement or disclosed in the Disclosure Schedules, no other or further act or proceeding on the part of BGL or BGH is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by BGL or BGH pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by BGL and BGH pursuant hereto will constitute, valid binding agreements of BGL and BGH, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3 No Violation. Except as set forth on DISCLOSURE SCHEDULE ITEM 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the BG Persons pursuant hereto, nor the consummation by the BG Persons of the transactions contemplated hereby and thereby (a) will violate any applicable statute, ordinance, rule or regulation (collectively "Laws") or any applicable order, writ, injunction, judgment, plan or decree (collectively "Orders"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentally or other body, whether federal, state, municipal, foreign or other (collectively "Government Entities"), or (c) subject to obtaining the consents referred to in DISCLOSURE SCHEDULE ITEM 4.3, will violate or conflict with, or constitute a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default or breach) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in SECTION 4.12(A)) upon any of the assets of BGL or any of the Subsidiaries under any term or provision of the Articles of Incorporation, By-Laws or Operating Agreement of BGL or any Subsidiary or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which BGL or any Subsidiary is a party or by which BGL or any Subsidiary or any of their respective assets or properties may be bound or affected.

         4.4 Financial Statements. DISCLOSURE SCHEDULE ITEM 4.4 are true and complete copies of the financial statements of each Subsidiary consisting of
(i) unaudited balance sheets of each Subsidiary as of December 31, for the two
(2) most recent calendar years (or since creation of the entity if not in existence for such time), and the related unaudited statements of income and cash flows for the years then ended, and (ii) an unaudited balance sheet of each Subsidiary as of August 31, 2001 (the "Recent Balance Sheets"), and the related unaudited statements of income and cash flows for the eight (8) months then ended. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate as of their respective dates, have been prepared in accordance with the books and records of each Subsidiary, and fairly present the assets, liabilities and financial position, the results of operations and cash flows of each Subsidiary as of the dates and for the years and periods indicated.

         4.5 Tax Liabilities. BGL and each Subsidiary have timely filed or caused to be filed all federal, state, county and local tax returns and reports required to be filed by them by the Closing Date, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes. All such tax returns and reports were true and correct in all material respects. BGL and the Subsidiaries have either paid or caused to be paid in full all taxes that have become due as reflected on any tax return or report required to be filed by them by the Closing Date and any interest and penalties with respect thereto. The Subsidiaries have fully accrued on their Recent Balance Sheets and established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations required to be paid over or withheld. No extension or waiver of any statute of limitations or time within which to file any return has been granted to BGL or any Subsidiary with respect to any tax. To the knowledge of the

BG Principals, no unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against BGL or any Subsidiary nor has BGL or any Subsidiary received written notice of any such deficiency, delinquency or default. The BG Principals have no reason to believe that any Subsidiary has or may have any tax liabilities other than those of the Subsidiaries reflected on the Recent Balance Sheets, with any notes thereto, and the related unaudited statements of income for the eight (8) months ended August 31, 2001, and those of the Subsidiaries arising in the ordinary course of business since the date of the Recent Balance Sheets.

         BGL shall have sole responsibility for filing or causing to be filed all required tax returns for all Subsidiaries for all periods up to and including the Closing Date. Outback shall assist BGL in preparing income tax returns for the Subsidiaries and shall cooperate with BGL to the extent necessary therefor, and BGL shall provide Outback with copies of all such returns at least fifteen (15) days prior to filing.

         4.6 Accounts Receivable. All accounts receivable of the Subsidiaries reflected on the Recent Balance Sheets, and as incurred in the normal course of business since the date thereof represent arm's length transactions actually made in the ordinary course of business; to the knowledge of the BG Principals, are collectible (net of the reserves shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute.

         4.7 Inventory. All inventory of the Subsidiaries reflected on the Recent Balance Sheets consisted of a quality and quantity usable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on the Recent Balance Sheets and was valued at cost. All inventory purchased since the date of the Recent Balance Sheet consisted of a quality and quantity usable and saleable in the ordinary course of business. All current inventory of the Subsidiaries is located on the premises of the Restaurants and is in an amount typically held at the Restaurants in the ordinary course of business.

         4.8 Absence of Certain Changes. Except as and to the extent set forth in DISCLOSURE SCHEDULE ITEM 4.8, since the date of the Recent Balance Sheets there has not been:

                  4.8(a)   No Adverse Change. Any material adverse change in the
         financial condition, assets, Liabilities, business, prospects or operations of any Subsidiary;

                  4.8(b)   No Damage. Any material loss, damage or destruction,
         whether covered by insurance or not, affecting any Subsidiary's business or properties;

                  4.8(c)   No Increase in Compensation. Other than in the
         ordinary course of business, any increase in the compensation, salaries or wages payable or to become payable to any employee of any Subsidiary (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                  4.8(d)   No Labor Disputes. Any labor dispute or disturbance,
         other than routine individual grievances which are not material to the business, financial condition or results of operations of any Subsidiary;

                  4.8(e)   No Commitments. Any material commitment or
         transaction by any Subsidiary (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

                  4.8(f)   No Disposition of Property. Any sale, lease or other
         transfer or disposition of any properties or assets of any Subsidiary, except in the ordinary course of business;

                  4.8(g)   No Indebtedness. Any indebtedness for borrowed money
         incurred, assumed or guaranteed by any Subsidiary;

                  4.8(h)   No Liens. Any Lien made on any of the properties or
         assets of any Subsidiary other than liens for taxes not yet due and payable;

                  4.8(i)   No Amendment of Contracts. Any entering into,
         amendment or termination by any Subsidiary of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  4.8(j)   No Unusual Events. Any other event or condition not
         in the ordinary course of business of any Subsidiary.

         4.9 Absence of Undisclosed Liabilities. Except as and to the extent disclosed on the Recent Balance Sheets, or in the DISCLOSURE SCHEDULE
ITEM 4.9, the Subsidiaries do not have any Liabilities other than liabilities and obligations incurred since the date of the Recent Balance Sheets in the ordinary course of business and none of which has or will have a material adverse effect on the business, financial condition or results of operations of any Subsidiary. Except as and to the extent described in the Recent Balance Sheets or in DISCLOSURE SCHEDULE ITEM 4.9, the BG Principals have no knowledge of any basis for the assertion against any Subsidiary of any Liability and to the knowledge of the BG Principals, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except for liabilities and obligations incurred in the ordinary course of business.

         4.10 No Litigation. Except as set forth in DISCLOSURE SCHEDULE ITEM 4.10, there is no action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending or, to the knowledge of the BG Principals, threatened against any BG Person, which involves BGL, the Subsidiaries, or the operation of the Restaurants, nor does any BG Principals know, or have grounds to know, of any basis for any such Litigation. DISCLOSURE SCHEDULE ITEM 4.10 also identifies all Litigation to which any of BGL or any Subsidiary or their managers or members (in such capacity) have been parties since their respective formations. Except as set forth in DISCLOSURE SCHEDULE ITEM 4.10, none of BGL or any Subsidiary nor their respective business or assets is subject to any Order of any Governmental Entity that would have a material adverse effect on BGL or any Subsidiary.

         4.11     Compliance With Laws and Orders.

                  4.11(a)  Compliance. Except as set forth in DISCLOSURE
         SCHEDULE ITEM 4.11(A), to the knowledge of the BG Principals, each of the Subsidiaries is in material compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations and product advertising. Except as set forth in DISCLOSURE SCHEDULE ITEM 4.11(A), none of the Subsidiaries has received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by each Subsidiary with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                           (i) Each of the Subsidiaries has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                           (ii) The Subsidiaries have delivered to Company copies of all reports during the last six months required under all applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

                  4.11(b) Licenses and Permits. Except as set forth on DISCLOSURE SCHEDULE ITEM 4.11(B), the Subsidiaries will have on the Closing Date, all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business and operation of the Restaurants. Except as disclosed on DISCLOSURE SCHEDULE ITEM 4.11(B), all such licenses, permits, approvals, authorizations and consents as described in DISCLOSURE SCHEDULE ITEM 4.11(B), are in full force and effect. Except as set forth in DISCLOSURE SCHEDULE ITEM 4.11(B), the Subsidiaries (including its operations, properties and assets) are and have been in material compliance with all such permits and licenses, approvals, authorizations and consents.

         4.12     Title to and Condition of Properties.

                  4.12(a) Title. BGL has good and valid title to the BGL Contributed Assets and the Subsidiaries have good and valid title to all of their respective assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, options, conditional sales contracts, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in DISCLOSURE
         SCHEDULE ITEM 4.12(A) and other than liens for taxes not yet due and payable and the interests of the lessors under the Real Property Leases and the Personal Property Leases. Except as described on DISCLOSURE
         SCHEDULE ITEM 4.12(A), none of the BGL Contributed Assets or assets of the Subsidiaries are subject to any restrictions with respect to the transferability thereof. BGL has complete and unrestricted power and right to sell, assign, convey and deliver the BGL Contributed Assets to Company as contemplated hereby. On the Closing Date, Company will receive good and valid title to all the BGL Contributed Assets, free and clear of all Liens of any nature whatsoever.

                  4.12(b) Condition. All material tangible assets (real and personal) of each Subsidiary are in good operating condition and repair (ordinary wear and tear excepted), free from any defects (except such minor defects that do not interfere with the use thereof in the conduct of the normal operations of the Subsidiaries), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Subsidiaries as conducted by the Subsidiaries during the preceding twelve (12) months. To the knowledge of the BG Principals, all buildings and other structures constituting the Restaurants' premises are in good condition and repair (ordinary wear and tear excepted) and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                  4.12(c) Real Property. The following sets forth an accurate and complete list of all leases of real property (the "Real Property Leases") with respect to the real property leased in connection with the operation of the Restaurants (the "Leased Real Property"):

                           (i) The Lease Agreement dated September 22, 1999, between Richard E. Martin, as Landlord, and Timothy Curci and Christopher Parker, d/b/a Bonefish Grill of St. Petersburg, as Tenant;

                           (ii) The Lease Agreement dated December 29, 2000, between 4141, Inc., a Florida corporation, as Landlord, and Bonefish Grill of Sarasota, LLC, a Florida limited liability company, as Tenant, and Timothy Curci, Christopher Parker and John Mays, as Guarantors; and

                           (iii) Shopping Center Lease dated April 5, 2001, between Prime Muben Partners, Ltd., a Florida limited partnership, as Landlord, and Bonefish Grill of Safety Harbor, LLC, a Florida limited liability company, as Tenant.

                  The parties acknowledge that the BG Principals are the tenant under the Lease Agreement referenced in (i) above. The parties shall use their best efforts to obtain the landlord's consent to an assignment of the rights and obligations of the BG Principals under said lease to St. Pete.

                  The Leased Real Property is the only real property presently used or occupied by the Subsidiaries. There are now in full force and effect duly issued certificates of occupancy permitting the Leased Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Leased Real Property has rights of access to dedicated public highways, as provided in and subject to the Real Property Leases. To the knowledge of the BG Principals, no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Leased Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. Except as set forth in DISCLOSURE SCHEDULE ITEM 4.12(C) to the BG Principals' knowledge, no public improvements have been commenced or are planned which in either case may result in special assessments against or otherwise materially adversely affect the Leased Real Property. To the BG Principals' knowledge, no portion of any of the Leased Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. The BG Principals do not have notice or knowledge of any (i) Order requiring repair, alteration, or correction of any existing condition affecting the Leased Real Property or the systems or improvements thereon, (ii) condition or defect which could give rise to an order of the sort referred to in "(i)" above, or (iii) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting the Leased Real Property or the systems or improvements thereon (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Leased Real Property).

         4.13 Insurance. Set forth in DISCLOSURE SCHEDULE ITEM 4.13 is a complete and accurate list of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of the Subsidiaries, true and correct copies of which have heretofore been made available to Outback for its inspection. No notice of cancellation or termination has been received with respect to any such policy, and the BG Principals have no knowledge of any act or omission of BGL or any Subsidiary that could result in cancellation of any such policy prior to the Closing Date.

         4.14     Contracts and Commitments.

                  4.14(a) Real Property Leases. Except for the Real Property Leases, the Subsidiaries have no leases of real property. The Real Property Leases are in full force and effect, to the knowledge of the BG Principals, no Subsidiary is in default of any term, covenant or obligation under any of the Real Property Leases, and no condition exists which, with the passage of time or giving of notice, would constitute a default under any term, covenant or obligation of any Subsidiary under the Real Property Leases.

                  4.14(b) Personal Property Leases. Except as set forth in DISCLOSURE SCHEDULE ITEM 4.14(B), the Subsidiaries have no leases of personal property ("Personal Property Leases") requiring total consideration or other expenditure in excess of one thousand dollars ($1,000) or requiring performance over a period of more than twelve
         (12) months from the Closing Date.

                  4.14(c) Purchase Commitments. The Subsidiaries have no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of two (2) months normal usage, or which are at an excessive price.

                  4.14(d) Collective Bargaining Agreements. None of BGL or any Subsidiary is a party to any collective bargaining agreement with any unions, guilds, shop committees or other collective bargaining groups.

                  4.14(e)  Loan Agreements. Except as set forth in DISCLOSURE
         SCHEDULE ITEM 4.14(E), no Subsidiary is obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                  4.14(f)  Guarantees. Except as disclosed on DISCLOSURE
         SCHEDULE ITEM 4.14(F), no Subsidiary has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                  4.14(g) Burdensome or Restrictive Agreements. No Subsidiary is a party to or bound by any agreement, deed, lease or other instrument which is so burdensome as to materially and adversely affect or impair the operation of the Restaurants. Without limiting the generality of the foregoing, none of BGL or any Subsidiary is a party to or bound by any agreement requiring it to assign any interest in any trade secret or proprietary information, or prohibiting or restricting it from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                  4.14(h) Other Material Contracts. Except as set forth in DISCLOSURE SCHEDULE ITEM 4.14(H) none of the Subsidiaries have a lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of one thousand dollars ($1,000), or involving performance over a period of more than twelve (12) months from the Closing Date, or which is otherwise individually material to the operation of any Restaurant.

                  4.14(i) No Default. To the knowledge of the BG Principals, no Subsidiary is in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of its obligations or result in the creation of any Lien on any of the assets owned, used or occupied by it. To the knowledge of the BG Principals, no third party is in default under any lease, contract or commitment to which any of the BG Principals, BGL or any Subsidiary is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

                  4.14(j) Management Agreement. Effective as of the Closing Date, BGH, St. Pete and Safety Harbor shall terminate that certain Management Agreement dated July 1, 2001 by and among BGH, St. Pete and Safety Harbor, and BGH shall release St. Pete and Safety Harbor from any obligation under said Management Agreement as of the Closing Date, except for unpaid fees for periods on or prior to the Closing Date.

         4.15 Labor Matters. Except as set forth in DISCLOSURE SCHEDULE ITEM 4.15, none of the Subsidiaries has experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business; (a) each Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against any Subsidiary pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting any Subsidiary; (d) no question concerning representation has been raised or is threatened respecting the employees of any Subsidiary; (e) no grievance which might have a material adverse effect on any Subsidiary, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against any Subsidiary concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

         4.16     Employee Benefit Plans.

         BGL and the Subsidiaries provided and/or identified on DISCLOSURE
SCHEDULE ITEM 4.16 each "employee benefit plan," as defined in Section 3(3) of ERISA which (i) is subject to any provision of ERISA and (ii) is or was at any time during the last 5 years maintained, administered or contributed to by any BGL or any Subsidiary or any affiliate (as defined in Section 407(d)(7) of ERISA) and covers any employee or former employee of any BGL or any Subsidiary or any affiliate or under which any BGL or any Subsidiary or any affiliate has any liability. Such plans are referred to collectively herein as the "Employee Plans." None of the Employee Plans would, individually or collectively, constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA, including, without limitation, a "multiemployer plan," as defined in
Section 3(37) of ERISA, or a "defined benefit plan," as defined in Section 3(35) and subject to Title IV of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code

         Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Plan. No assets of any BGL or any Subsidiary are or could be subject, directly or indirectly, to any liability or lien by reason of any action or inaction taken with respect to any Employee Plan maintained by BGL or any Subsidiary.

         BGL and the Subsidiaries have no liability in respect of post-retirement health and medical benefits for retired employees of BGL or any Subsidiary or any affiliate, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). BGL and the Subsidiaries have reserved their right to amend or terminate any Employee Plan or other benefit arrangement providing health or medical benefits in respect of any active employee of BGL or any Subsidiary under the terms of any such plan and descriptions thereof given to employees. With respect to any Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(l) of ERISA, there has been timely compliance in all material respects with all requirements imposed thereunder, and under Parts 6 and 7 of Title I of ERISA generally, so that BGL and each Subsidiary and any affiliate have no (and will not incur any) loss, assessment, tax penalty or other sanction with respect to any such plan.

         There has been no amendment to, written interpretation or announcement (whether or not written) by BGL or any Subsidiary or any affiliate relating to, or change in employee participation or coverage under, any Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the Closing Date.

         4.17 Employment Compensation. DISCLOSURE SCHEDULE ITEM 4.17 contains a true and correct list of all employees to whom any Subsidiary is paying compensation, including bonuses and incentives, at an annual rate in excess of Twenty Five Thousand Dollars ($25,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

         No action on the part of BGL or any Subsidiary prior to the Closing Date, the contribution by BGL to the Company of the Contributed Assets pursuant to this Agreement, the transactions contemplated hereby, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local law.

         4.18 Major Suppliers. DISCLOSURE SCHEDULE ITEM 4.18 contains a list of the five (5) largest restaurant product suppliers (other than alcoholic beverages) to the Restaurants for the last twelve (12) months (determined on the aggregate basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during the last twelve months. The BG Principals do not have any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on DISCLOSURE SCHEDULE ITEM 4.18 will refuse to be suppliers to the business of the Restaurants after the Closing Date or will refuse to supply the business with substantially the same quantity and quality of goods as supplied prior to the Closing Date.

         4.19 Assets Necessary to Business. The assets of the Subsidiaries include all property and assets (except for intellectual property assets that will be provided to the Subsidiaries under license from Outback), tangible and intangible, and all leases, licenses and other agreements, which were used by the Subsidiaries in the operation of the Restaurants as currently operated and as operated immediately prior to the Closing Date.

         4.20 No Brokers or Finders. No BG Person nor any of their respective managers, officers, employees, members or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof which will give rise to any Liability on the part of any of Outback, the Company or any Subsidiary.

         4.21 Termination of AmSouth Loan. The BG Persons represent and warrant that no amounts are outstanding and covenant that no amounts will be borrowed under that certain Master Note for Business and Commercial Loan dated July 18, 2001 in the maximum principal amount of One Million Dollars ($1,000,000) (the AmSouth Loan") between AmSouth Bank, as lender, BGH, as borrower, and St. Pete and Safety Harbor, as guarantors. The BG Persons further covenant and agree that the AmSouth Loan will be terminated and cancelled in its entirety within five (5) business days from the Closing Date.

         4.22 Disclosure. No representation or warranty by any BG Person in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of any BG Person pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain (when considered in light of the entirety of all information provided by BGL to the Company or Outback) any misstatement of material fact or omits any material fact necessary to make the statements contained therein not misleading. The BG Persons shall not be deemed to have made to the Company or Outback any representation or warranty other than those expressly set forth in SECTIONS 4.1 through 4.21 above. Without limiting the generality of the forgoing, and notwithstanding any otherwise express representation or warranty set forth in SECTIONS 4.1 through 4.21 above, the BG Persons make no representation or warranty to either the Company or Outback with respect to any projections, estimates, or budgets of the future revenues, expenses, or expenditures, or future results of operations or prospects of the business of the Subsidiaries heretofore delivered by BGL.

5.       REPRESENTATIONS AND WARRANTIES OF OUTBACK

         Outback hereby represents and warrants to the Company that each of the following is true in all material respects as of the Closing Date.

         5.1      General.

                  5.1(a)   Organization. Outback is corporation duly organized,
         validly existing and in good standing under the laws of the State of Florida.

                  5.1(b)   Power. Outback has all requisite power and authority
         to own, operate and lease its properties and to carry on its businesses as and where such are now being conducted.

                  5.1(c)   Qualification. Outback is duly licensed or qualified
         to do business as a foreign entity, and it is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualifications necessary.

         5.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Outback pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Outback. Other than as specifically provided in this Agreement, no other or further act or proceeding on the part of Outback is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Outback pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Outback pursuant hereto will constitute, valid binding agreements of Outback, enforceable in accordance with their respective terms.

         5.3 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Outback pursuant hereto, nor the consummation by Outback of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order,
(b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Outback under, any term or provision of the Articles of Incorporation or Bylaws of Outback or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Outback is a party or by which Outback or any of its assets or properties may be bound or affected.

         5.4 No Brokers or Finders. Neither Outback nor any of its directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof which will give rise to any Liability on the part of either the Company or BGL.

6.       CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

         Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of each of the following conditions:

         6.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the BG Persons and Outback in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by BGL or Outback pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by the Company.

         6.2 Compliance With Agreement. Each of BGL and Outback shall have performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         6.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against the Company, BGL or Outback or any of their respective Affiliates, officers, directors or managers, with respect to the transactions contemplated hereby.

         6.4 Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and copies thereof shall have been delivered to the Company on or prior to the Closing Date.

         6.5 Estoppel Certificates. BGH shall obtain and deliver to Company an estoppel certificate or status letter, dated within thirty (30) days of the Closing Date, from the landlord under the Real Property Leases, which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute a default under the lease and that the landlord consents to the assignment of the lease to Company.

         6.6 Delivery of Closing Documents. BGL and Outback shall have delivered all of the closing documents required to be delivered by them pursuant to this Agreement

7.       CONDITIONS PRECEDENT TO BGL'S OBLIGATIONS

         Each and every obligation of BGL to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

         7.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Company and Outback in this Agreement shall be true and correct in all material respects as of the Closing Date.

         7.2 Compliance With Agreement. Each of the Company and Outback shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date.

         7.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against the Company, BGL or Outback or any of their respective Affiliates, officers, managers or directors, with respect to the transactions contemplated hereby.

         7.4 Consents and Approvals. All approvals, consents and waivers that are required to effect transactions contemplated hereby shall have been received, and copies thereof shall have been delivered to BGL on or prior to the Closing Date.

         7.5 Lease of Henderson Property. The Company, as lessee, and an Affiliate of Outback, as lessor, shall have executed a lease for the land and building located at 3665 Henderson Blvd., Tampa, Florida for use as a Bonefish Grill restaurant. The term of the lease shall be for a term of not less than ten
(10) years, shall require the Company to pay all taxes, insurance, maintenance and other operating costs generally paid by a tenant, and shall provide for a monthly base rent equal to the greater of Four Thousand One Hundred Sixty Seven Dollars ($4,167.00) or three percent (3%) of gross sales. If necessary for zoning purposes, such lease may be in the form of a sublease with an Affiliate of Outback as sub-lessor and the Company as sub-lessee.

8.       CONDITIONS PRECEDENT TO OUTBACK'S OBLIGATIONS

         Each and every obligation of Outback to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

         8.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Company and the BG Principals in this Agreement shall be true and correct in all material respects as of the Closing Date.

         8.2 Compliance With Agreement. Each of the Company and BGL shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date.

         8.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against the Company, BGL or Outback or any of their respective Affiliates, officers, directors or managers with respect to the transactions contemplated hereby.

         8.4 Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and copies thereof shall have been delivered to Outback on or prior to the Closing Date.

9.       INDEMNIFICATION

         9.1      By the BG Persons. Subject to the terms and conditions of this
SECTION 9, each of the BG Persons, jointly and severally, hereby agree to indemnify, defend and hold harmless the Company and each Subsidiary and their such of their respective members, managers and Affiliates who is not a BG Person or Affiliate of a BG Person (hereinafter "Company's Indemnitees"), from and against any loss, liability, claim, damage, obligation or expense (including reasonable legal fees and expenses) (collectively "Losses") asserted against, suffered by, imposed upon, or incurred by Company's Indemnitees, the BGL Contributed Assets or the business and assets of any Subsidiary, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any BG Person contained in or made pursuant to this Agreement; (b) the breach of any covenant of any BG Person contained in this Agreement; or (c) any Claim against any Subsidiary, the BGL Contributed Assets or the business or assets of the Subsidiaries which arises out of or relates to any event first occurring on or prior to the Closing Date; provided, however, that the BG Persons shall not have any liability for the indemnification of the Company Indemnitees pursuant to this SECTION 9.1 unless the aggregate of all Losses for which the Company Indemnitees would, but for this provision, be liable exceeds on a cumulative basis the sum of Twenty Five Thousand Dollars ($25,000); and provided, further, however, that the BG Person's liability under this SECTION 9.1 shall in no event exceed Seven Million Five Hundred Thousand Dollars (U.S.$7,500,000) in the aggregate. As used in this
SECTION 9, the term "Claim" shall include (i) all Liabilities other than Designated Liabilities or liability for gift certificates to the extent paid pursuant to SECTIONS 2.2 or 2.3 hereof; (ii) all losses, damages, judgments, awards, settlements approved by BGL (such approval shall not be unreasonably withheld or delayed), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; The term Claim shall not include amounts properly accrued or accruable for periods after the Closing Date under contracts or agreements disclosed in the Disclosure Schedule. Further, the BG Persons shall have no liability under this SECTION 9.1 with respect to any Claim to the extent such Claim arises as the result of any action taken or omitted to be taken by the Company (or its Management Committee) following the Closing. In no event shall the BG Persons be obligated to indemnify the Company or any other person with respect to any matter to the extent that such matter was reflected in the adjustment calculation contemplated by SECTION 2. The Company and Outback hereby acknowledge that should the Closing occur, their sole and exclusive remedy against the BG Persons with respect to any and all claims relating, directly or indirectly to this Agreement or the transactions contemplated hereby, shall be pursuant to this SECTION 9.1.

         9.2 By Outback. Subject to the terms, conditions and limitations of this SECTION 9, Outback hereby agrees to indemnify, defend and hold harmless the Company's Indemnitees and the BG Persons from and against any losses suffered or incurred by the Company's Indemnitees or the BG Persons, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Outback contained in or made pursuant to this Agreement; or (b) the breach of any covenant of Outback; provided, however, that Outback's liability under this Section 8.2 shall in no event exceed Seven Million Five Hundred Thousand Dollars (U.S.$7,500,000) in the aggregate. The Company and the BG Persons hereby acknowledge that should the Closing occur, their sole and exclusive remedy against Outback with respect to any and all claims relating, directly or indirectly to this Agreement and the transactions contemplated hereby, shall be pursuant to this Section 9.2.

         9.3      By the Company. Subject to the terms and conditions of this
SECTION 9, the Company hereby agrees to indemnify, defend and hold harmless BGL and Outback and their respective controlling persons, affiliates, directors, officers and employees from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement; or (b) the breach of any covenant of Company contained in this Agreement; or (c) any Claim against any BG Person which relates to the BGL Contributed Assets or the Restaurants which arises out of or relates to events first occurring after the Closing Date.

         9.4 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this SECTION 9 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  9.4(a)   Notice and Defense. The party or parties to be
         indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this SECTION 9, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  9.4(b)   Failure to Defend. If the Indemnifying Party, within
         a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                  9.4(c)   Indemnified Party's Rights. Anything in this SECTION
         9 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

         9.5 Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this SECTION 9, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this SECTION 9 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         9.6 No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material".

         9.7. Survival of Indemnification. The indemnification obligations of the parties contained in this SECTION 9 shall survive the date of this Agreement and the Closing Date for all Claims brought or demands for indemnification made prior to the expiration of: (a) eighteen (18) months from the Closing Date with respect to (i) any inaccuracy or breach or any representation or warranty contained in or made pursuant to this Agreement except that the indemnification obligations relating to the representations and warranties regarding tax obligations shall survive until thirty (30) days after the expiration of the applicable statute of limitations for such tax obligations or (ii) breach of any covenant contained in this Agreement and to be performed on or prior to the Closing, or (b) two (2) years from the Closing Date for all other Claims.

         9.8. Determination of Losses. In determining an Indemnifying Party's obligations under this Section 9 appropriate adjustment shall be made for any insurance coverage paid to or on behalf of the Indemnified Party. An Indemnifying Party shall not be liable to an Indemnified Party for any special, consequential or similar damages with respect to any Loss subject to indemnification under this Section 9, provided, however, that this sentence shall not limit the amount payable by an Indemnifying Party to an Indemnified Party for reimbursement of amounts paid or payable to a third party.

10.      CLOSING

         10.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place ten (10) days after the satisfaction of all conditions precedent required by this Agreement or upon such other date as the parties agree (the "Closing Date").

         10.2 Place of Closing. The Closing shall take place at Company's corporate office or at such other place as the parties hereto shall agree upon.

         10.3 Documents to be Delivered by BGL. On the Closing Date, BGL shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

                  10.3(a) Assignment of Member Interest. Assignments of Member Interest and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of the Company and its counsel to transfer, assign, convey and deliver to the Company the BGL Contributed Assets as contemplated hereby.

                  10.3(b) Compliance Certificate. A certificate signed by the BG Principals and BGH that each of the representations and warranties made by the BG Persons in this Agreement is true and correct in all material respects on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that BGL have performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  10.3(c) Certified Resolutions. A certified copy of the resolutions of the managers and members of BGL authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  10.3(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to the Company pursuant to the terms hereof.

                  10.3(e) Estoppel Certificate. The Estoppel Certificates described in SECTION 6.5 hereof.

                  10.3(f) Other Documents. All other documents, instruments or writings required to be delivered to the Company on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as the Company may reasonably request.

         10.4 Documents to be Delivered by Outback. On the Closing Date, Outback shall deliver to the Company the following documents, in each case duly executed or otherwise in proper form:

                  10.4(a) Compliance Certificate. A certificate signed by an appropriate officer of Outback that each of the representations and warranties made by Outback in this Agreement is true and correct in all material respects on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by the Company and BGL), and that Outback has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  10.4(b) Certified Resolutions. A certified copy of the resolutions of the directors and shareholders of Outback authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  10.4(c) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to the Company pursuant to the terms hereof.

                  10.4(d) Other Documents. All other documents, instruments or writings required to be delivered to the Company on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as the Company may reasonably request.

         10.5 Documents to be Delivered by the Company. At the Closing, the Company shall deliver to BGH the following documents, in each case duly executed or otherwise in proper form:

                  10.5(a) Compliance Certificate. A certificate signed by the chief executive officer of the Company that the representations and warranties made by the Company in this Agreement are true and correct on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by BGL), and that the Company has performed and complied with all of the

         Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  10.5(b) Certified Resolutions. A certified copy of the resolutions of the Management Committee of the Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  10.5(c) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to BGL and Outback by the Company pursuant to the terms hereof.

                  10.5(d) Other Documents. All other documents, instruments or writings required to be delivered to BGL or Outback on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as BGL or Outback may reasonably request.

11.      TERMINATION

         11.1     Right of Termination Without Breach.

                  11.1(a) Mutual Agreement. This Agreement may be terminated without further liability of any party at any time prior to the closing by mutual written agreement of the Company, BGL and Outback.

                  11.1(b) By Any Party. This Agreement may be terminated without further liability of any party if the Closing Date of the transaction contemplated in SECTION 1.1 shall not have occurred on or before December 31, 2001, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented such closing from occurring on or before such date.

         11.2     Termination for Breach.

                  11.2(a) Termination by the Company. This Agreement may be terminated by the Company if (i) there has been a material violation or breach by any BG Person or Outback of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Company, or (ii) there has been a failure of satisfaction of a condition to the obligations of the Company which has not been so waived.

                  11.2(b) Termination by BGL. BGL may terminate this Agreement if (i) there has been a material violation or breach by the Company or Outback of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by BGL, or (ii) there has been a failure of satisfaction of a condition to the obligations of BGL which has not been so waived.

                  11.2(c) Termination by Outback. Outback may terminate this Agreement if (i) there has been a material violation or breach by the BGL of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Outback, or
         (ii) there has been a failure of satisfaction of a condition to the obligations of Outback which has not been so waived.

                  11.2(d) Effect of Termination. Termination of this Agreement pursuant to this SECTION 11.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof.

12.      MISCELLANEOUS

         12.1 Disclosure Schedules. The representations and warranties of the BG Persons set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedule. The BG Persons shall not be or be deemed to be in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedule. Where brief particulars only of a matter are set out or referred to in the Disclosure Schedule, or a reference is made to a particular part only of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. The specific disclosures set forth in the Disclosure Schedule have been organized by BGL to correspond to section references in this Agreement to which the disclosure may be most likely to relate, but such disclosure shall apply to and shall be deemed to be disclosed for the purposes of this Agreement generally, and shall be deemed to be exceptions to or modifications or qualifications of all of the representations and warranties contained herein to the extent applicable. The Company shall be deemed to be aware of and there are deemed to have been disclosed to the Company as if herein set forth (a) all matters fairly disclosed or referred to or contained in this Agreement and in all documents specifically referred to therein; (b) the contents of and all matters referred to in the documents specifically listed in the Disclosure Schedule; and (c) all matters contained in the financial statements referred to in SECTION 3.4. In the event that there is any inconsistency between this Agreement and matters disclosed in the Disclosure Schedule, information contained in the Disclosure Schedule shall prevail and shall be deemed to be the relevant disclosure.

         12.2 Further Assurance. From time to time, upon request and without further consideration, the parties will execute and deliver such documents and take such other action as may be reasonably requested in order to consummate more effectively the transactions contemplated hereby, including, but not limited to, vesting in Company good, valid and marketable title to the business and assets being transferred hereunder.

         12.3 Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by the Company, BGL or Outback shall be subject to the approval of the others in all essential respects, except that approval shall not be required as to any statements and other information which Outback may submit to the Securities and Exchange Commission, NYSE or the stockholders of Outback or Outback's Affiliates, or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NYSE, or otherwise required by law.

         12.4     Assignment; Parties in Interest.

                  12.4(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

                  12.4(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         12.5 Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.

         12.6 Consent to Personal Jurisdiction and Venue; Waiver of Jury Trial; Attorney's Fees. BGL, Outback and the BG Principals hereby consent to personal jurisdiction and venue, for any action arising out of a breach or threatened breach of this Agreement or out of the relationship established by this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida. BGL, Outback and the BG Principals hereby agree that any action brought by such person or entity, alone or in combination with others, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle

District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida. BGL, Outback and the BG Principals hereby agree that any controversy that may arise of this Agreement would involve complicated and difficult factual and legal issues and that, as a result, any action shall be determined by a judge and not a jury. In the event of any legal proceeding arising, directly or indirectly, from this Agreement, the prevailing party in such legal proceedings shall be entitled to attorney's fees and costs from the non-prevailing party.

         12.7 Amendment and Modification. The Company, Outback and the BG Persons may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         12.8 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to the Company or Outback, to:

                           OS Sea, Inc.
                           2202 North Westshore Boulevard, 5th Floor
                           Tampa, Florida 33607
                           Attention: Robert D. Basham, President

                           (with a copy to)

                           Joseph J. Kadow, Vice President and General Counsel Outback Steakhouse, Inc.
                           2202 North Westshore Boulevard, 5th Floor
                           Tampa, Florida 33607

or to such other person or address as the Company or Outback shall furnish to BGL in writing.

                  (b)      If to BGL, to:

                           Bonefish Grill, LLC
                           c/o Timothy V. Curci
                           2946 Hadleigh Court
                           Clearwater, Florida 33621

                           (with a copy to)

                           Fowler, White, Boggs, Banker, P.A.
                           501 East Kennedy Boulevard
                           Suite 1700
                           Tampa, Florida 33602
                           Attention: R. Alan Higbee, Esquire

or to such other person or address as BGL shall furnish to the Company and Outback in writing.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section. Notices sent by facsimile or other electronic means shall not constitute notice under this Agreement.

         12.9 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

                  12.9(a) Expenses to be Shared Equally by BGL and Outback. BGL and Outback shall equally share the cost of the following:

                           (i) Taxes Arising from Transaction. Any taxes applicable to, imposed upon or arising out of the transfer of the Contributed Assets to the Company and the other transactions contemplated by this Agreement, including but not limited to any transfer, use, gross receipts or documentary stamp taxes

                           (ii) Other Expenses. Except as otherwise provided herein, all other costs and expenses of third parties engaged jointly by the parties hereto in connection with the consummation of the transactions contemplated hereby, normally shared by BGL and Outback in similar transactions.

                  12.9(b) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel, accountants, and other agents in connection with the transactions contemplated hereby.

                  12.9(c) Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation reasonable attorneys' fees and prejudgment interest.

         12.10 Entire Agreement. This instrument and the agreements referred to herein embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.12 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                       "OUTBACK"

                                       OS SEA, INC.,
                                       a Florida corporation



                                       By:    /s/ John W. Cooper
                                          -------------------------------------
                                          John W. Cooper, President

                                       "BGL"

                                       BONEFISH GRILL, LLC, a Florida limited
                                       liability company

                                       By: BONEFISH GRILL HOLDINGS, INC.,
                                           a Florida corporation
                                           its member-manager



                                       By:     /s/ Timothy V. Curci
                                          -------------------------------------
                                          Timothy V. Curci, President

                                       "BGH"

                                       BONEFISH GRILL HOLDINGS, INC.,
                                       a Florida corporation



                                       By:     /s/ Timothy V. Curci
                                          -------------------------------------
                                          Timothy V. Curci, President

                                       "BG PRINCIPALS"


                                              /s/ Timothy V. Curci
                                       ----------------------------------------
                                       TIMOTHY V. CURCI


                                             /s/ Christopher L. Parker
                                       ----------------------------------------
                                       CHRISTOPHER L. PARKER